Exhibit 23.3

March 23, 2011

Delta Oil & Gas Inc.
300, 1055 West Hasting St.
Vancouver, BC
V6E 2E9

ATTENTION:  MR. KULWANT SANDHER

Re:          Delta Oil & Gas Inc. (the “Company”)
Consent Letter

As independent engineering consultants, we hereby consent to the use of our report entitled Reserve Estimation and Economic Evaluation effective December 31, 2010, dated March 2, 2011 and data extracted there from (and all references to our Firm) included in or made a part of this Form 10K Annual Report to be filed on or about March 30, 2011.

Yours very truly

AJM Petroleum Consultants

/s/ Dougas S. Ashton
Dougas S. Ashton, P.Eng.
Vice President Engineering

Calgary, Alberta